Strategic Environmental & Energy Resources, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
October 7, 2013	OTC: SENR

Strategic Environmental & Energy Resources, Inc. (SEER) Completes Installation and Secures Permitting in South Florida for its Medical Waste Treatment Technology

Golden, CO – Paragon Waste Solutions, LLC (“Paragon”), a SEER (OTC - SENR) Company, announced today it has successfully completed the installation of its first commercial solid-waste CoronaLux™ destruction system in Broward County, Florida with a medical waste treatment company. The Company has entered into an exclusive licensing agreement with the customer granting it the right to install Paragon’s patent-pending systems throughout Florida. With Paragon’s assistance, the customer received in August 2013 its “Final Permit” to install the system. As part of the permit process, both Broward County and the State of Florida, Department of Health, mandated and directed extensive testing of the technology all of which has been completed successfully. Paragon expects the final air quality permit from the State to be issued in the next 60 days and then commence full commercial operations for regulated medical waste (RMW) destruction.

SEER is currently negotiating an initial order from the customer for multiple, larger Paragon systems to be placed in Broward County and throughout South Florida as the appropriate and necessary permitting is received in the additional counties.

“Having received a favorable classification from the U.S. EPA, these recent accomplishments represent another milestone in Paragon’s business strategy,” said Fortunato Villamagna, Paragon’s CEO. Villamagna holds a Ph.D. in physical chemistry and has been in and around the handling, treatment and destruction of all types of hazardous and regulated waste for over 30 years. “Paragon’s core technology, CoronaLux™, has now been demonstrated to be an extremely clean and effective solution to treat RMW in a growing and multi-billion dollar market where landfilling and incineration have been the only options so far,” he said. “We have capitalized on the advantages of several accepted technologies and eliminated the downsides of each by incorporating a truly revolutionary application of the high-energy ‘corona’ given off by a ‘cold’ plasma field,” explained Villamagna.

“Based on independent, third-party testing results conducted at our Florida facility in accordance with county and state regulations, the CoronaLux™ technology appears to be many, many times cleaner than any available technology currently available, especially when compared to incineration,” said Villamagna. “We eliminated carbon monoxide down to ‘non detect’ levels and reduced all volatile organic compounds, or greenhouse gas emissions, to parts per billion in an industry where such emissions are measured in tons per year,” Villamagna explained.

John Combs, CEO of SEER, explained the Company’s initial go-to-market strategy with the CoronaLux™ technology is multifaceted: “we plan to install our technology at select hospitals, first in the U.S., enabling the hospitals to minimize handling and completely eliminate transport, landfilling or incineration of their medical waste; and also continue to license and contract with strategic waste treatment affiliates throughout the U.S. and abroad that have existing infrastructure, permitting and expertise in the RMW space. By combining diverse approaches, we believe we have minimized risk, established complementary, profitable and sustainable income streams, and made it possible to completely obviate the need to landfill or incinerate this potentially harmful regulated medical waste.” “The really good news is,” Combs added, “both of these models minimize or completely eliminate harmful emissions along the various steps of the overall RMW treatment and disposal process; all for the immediate and long-term benefit of the environment.”

Combs concluded, “When SEER acquired this technology in its natal stage, we set out to establish the new “gold standard” in RMW treatment. We believe we are well on our way to accomplishing this objective and are already receiving multiple inquiries from domestic and foreign medical waste groups. The CoronaLux™ system has several other applications outside of RMW and we are targeting additional domestic and international markets into which we can deploy this remarkable technology.”

About Paragon Waste Solutions:

The Paragon system is a patent-pending, low-energy plasma assisted pyrolytic process that makes it possible to reliably and safely destroy hazardous, chemical, biological and regulated medical waste; at central facilities or in-house and on-demand.  In any industry, the system safely and easily prevents or destroys harmful emissions associated with high-temperature, thermal processes such as incineration, pyrolysis, or high-energy plasma.

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. is a leading provider of products and services to the renewable energy, oil and gas E&P, refining, and waste management industries. The Company has three wholly-owned operating subsidiaries: REGS, LLC, Tactical Cleaning Company, LLC, and MV Technologies, LLC; and a majority-owned subsidiary, Paragon Waste Solutions, LLC, with its proprietary and patent-pending CoronaLux™ emission and waste destruction technology.

For more information about the Company visit: www.seer-corp.com

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning. Specifically, statements about demand for, and effectiveness of, the Company’s products and services are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contact:

John Combs, CEO

303-295-6297